Exhibit 35.10

GREYSTONE SERVICING COMPANY LLC
5221 N. O'Connor Blvd., Suite 800
Irving, Texas 75039
Phone: 972-868-5300
Fax: 972-868-5303
www.greyco.com

OFFICER'S CERTIFICATE

Greystone Servicing Company LLC

The undersigned, Paul Smyth, Managing Director of C-III Asset Management LLC, doing business as Gresystone Special Servicing as Special Servicer from January 1, 2020 through August 26, 2020 and Greystone Servicing Company LLC, the current Special Servicer under that certain Pooling and Servicing Agreement dated as of April 1, 2016, relating to the Citigroup Commercial Mortgage Trust 2016-P3, Commercial Mortgage Pass-Through Certificates, Series 2016-P3 (the "Pooling and Servicing Agreement"), hereby certifies as follows:

1.

a review of the activities of the Special Servicer under the Pooling and Servicing Agreement during the calendar year 2020 (the "Reporting Period") or portion thereof has been made under the undersigned's supervision;

2.

to the best of the undersigned's knowledge, based on such review, the Special Servicer has fulfilled in all material respects all its obligations under the Pooling and Servicing Agreement throughout the Reporting Period.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 1st day of March, 2021, I have hereunto signed my name.

/s/ Paul Smyth
Paul Smyth, Managing Director